Exhibit 99.1

AT THE COMPANY

Clifford Bolen

CEO, President

(312) 738-4500, cbolen@vitafoodproducts.com

FOR IMMEDIATE RELEASE

Thursday, April 5, 2007

Vita Announces Amendment to Loan Agreement

Chicago, IL, April 4, 2007 —Vita Food Products, Inc. (AMEX: VSF) announced that it has entered into a ninth amendment to its loan agreement with LaSalle Bank National Association.  Pursuant to the amendment, the Bank has agreed to extend the termination date of the revolving loan issued to the Company under the Loan and Security Agreement dated as of September 5, 2003, as amended (the “Loan Agreement”), for one year, from April 1, 2007 to April 1, 2008.  In addition, the amendment modifies the Company’s financial covenants under the Loan Agreement, although both the Company and the Bank expect to further modify such covenants shortly.  On April 3, 2007, the Company filed a Form 12b-25 with the Securities and Exchange Commission stating that it requires additional time to finalize its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as a result of continuing negotiations with the bank related to its revolving loan, as well as the resignation of the Company’s Chief Financial Officer in January 2007.

The Company’s Vita Seafood division is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  The Company markets and sells these items under the Vita®, Elf® and Grand Isle® brands.  More than 95% of Vita Seafood’s sales are in kosher foods.

Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, markets and sells honey, salad dressings, meat enhancements and salsas.  The Company markets and sells these items under the Virginia Brand®, Oak Hill Farms®, Scorned Woman®, Jim Beam® and Budweiser® brands.

For more information visit www.vitafoodproducts.com

The common stock of Vita Food Products, Inc. is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s financial position and future profitability.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements.  Such factors and uncertainties include: (i) the possibility that negotiations with the Company’s lender with respect to the revolving loan are unsuccessful; (ii) the impact of the level of the Company’s indebtedness; (ii) restrictive covenants contained in the Company’s various debt documents; (iii) relationships with key vendors; (iv) general economic conditions and conditions in the retail environment; (v) the Company’s dependence on a few large customers; (vi) relationships with retailers; and (vii) fluctuations in the stock market.